Exhibit 99.1

FOR IMMEDIATE RELEASE                                           April 10, 2006

                     Almost Family Announces Acquisition of
                      Ocala Florida Home Health Operations

Louisville, KY - Almost Family, Inc. (NASDAQ:AFAM) today announced that it has acquired the assets and business operations of an Ocala, FL based home health agency, that also has a branch location in Palm Coast FL.

William B. Yarmuth, Chairman and CEO, commented on the announcement: "We are very pleased to announce this acquisition continuing with the execution of our business plan. The Ocala location gives us a new presence in north central Florida, filling in our service territory between Orlando and Gainesville. The new location at Palm Coast on the northeast coast of Florida, will help us to further expand our northeast coast presence begun with last year's acquisition of an agency based in St. Augustine. We are pleased to welcome the agency employees and patients to Almost Family."

Almost Family noted that this is its fifth Florida home health agency acquisition in the last 18 months and that it will continue to seek attractive home health agency acquisition candidates in Florida and elsewhere. The acquired agency generated approximately $1.7 million in revenue in its last fiscal year.

Almost Family, Inc. is a leading regional provider of home health services. The Company has 56 service locations in Florida, Kentucky, Ohio, Connecticut, Massachusetts, Alabama and Indiana.

Contact: William Yarmuth or Steve Guenthner (502) 891-1000.

All statements, other than statements of historical facts, included in this news release, including the objectives and expectations of management for future operating results, the Company's ability to accelerate growth in its home health operations, the Company's ability to generate VN revenue growth, the Company's ability to acquire visiting nurse agencies at prices it is willing to pay, the Company's ability to increase the efficiency and effectiveness of its sales and marketing efforts, the Company's ability to attract investment of additional capital, the Company's ability to generate positive cash flows, and the Company's expectations with regard to market conditions, are forward-looking statements. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations expressed or implied in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.
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Because forward-looking statements involve risks and uncertainties, the
Company's actual results could differ materially. The potential risks and uncertainties which could cause actual results to differ materially could include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry, and the Company's self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's Securities and Exchange Commission filing on Form 10-K for the year ended December 31, 2005, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and "Risk Factors." The Company disclaims any intent or obligation to update its forward-looking statements.